Exhibit 3.1
Amended and Restated Certificate of Incorporation
of
ADVENTRX Pharmaceuticals, Inc.
     The undersigned, Evan M. Levine and Carrie E. Carlander, hereby certify that:
     1. They are the duly elected and acting President and Treasurer, respectively, of ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).
     2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on December 1, 1995, and the name under which the Corporation was originally incorporated was Victoria Enterprises, Inc.
     3. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”), the Amended and Restated Certificate of Incorporation attached hereto as Appendix I (the “Amended and Restated Charter”) restates, integrates and amends the provisions of the Corporation’s Certificate of Incorporation in its entirety as heretofore amended or supplemented.
     4. The Amended and Restated Charter has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the DGCL and the Corporation’s Certificate of Incorporation.
     Executed at San Diego, California, on November 14, 2005.

/s/Evan M. Levine
Evan M. Levine, President

/s/Carrie E. Carlander
Carrie E. Carlander, Secretary

Appendix I
Amended and Restated Certificate of Incorporation
of
ADVENTRX Pharmaceuticals, Inc.
ARTICLE I
     The name of this corporation is ADVENTRX Pharmaceuticals, Inc. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE IV
     (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred One Million (201,000,000) shares, each with a par value of $0.001 per share. Two Hundred Million (200,000,000) shares shall be Common Stock, and One Million (1,000,000) shares shall be Preferred Stock.
     (B) Preferred Stock. Except as otherwise provided in any certificate(s) of designations duly filed with the Secretary of State of the State of Delaware, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issuance, in one or more series, of all or any of the shares of Preferred Stock and to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon such series of Preferred Stock, and the number of shares constituting any such series and the designations thereof, or of any of them, such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The rights, privileges, preferences and restrictions of any such series of Preferred Stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board is also expressly authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V
     The Board shall not be divided into classes and the Board may not by resolution or otherwise divide the Board into classes. Each director that shall be elected or appointed to the Board shall hold office until the next annual meeting of stockholders of the Corporation following such election or appointment and until their successor shall have been elected and qualified. Notwithstanding the foregoing, this Article V shall be of no further force or effect upon the earlier to occur of (i) July 27, 2012; (ii) the date that Icahn Partners LP, Icahn Partners Master Fund LP, High River Limited Partnership, Viking Global Equities LP and VGE III Portfolio Ltd. (together, the “Icahn/Viking Investors”), collectively, hold in the aggregate (either of record or beneficially) less than 4,054,053 of the shares of common stock of the Corporation (as adjusted for stock splits, stock dividends, reorganizations and other similar events) that the Icahn/Viking Investors purchased (or for which they exercise warrants for common stock issued) pursuant to the Securities Purchase Agreement, dated July 21, 2005, among the Corporation, the Icahn/Viking Investors and the other investors named therein; and (iii) the time of (A) any acquisition of the Corporation (whether or not the Corporation is the surviving corporation) by means of merger, consolidation or other form of corporate reorganization (other than a reincorporation transaction or change of domicile) following which the holders of the outstanding voting securities of the Corporation immediately prior to such merger, consolidation or other reorganization do not hold (in their capacity as such) equity securities representing a majority of the voting power of the surviving or resulting entity immediately following such merger, consolidation or other reorganization or (B) a sale of all or substantially all of the assets of the Corporation other than to a buyer in which the holders of the outstanding voting securities of the Corporation immediately prior to such sale hold (in their capacity as such) equity securities representing a majority of the voting power immediately following such sale (such earlier date set forth in (i), (ii) and (iii), the “Prohibition Termination Date”). For purposes of this Article V, the determination of the Prohibition Termination Date and without limitation, the holdings of common stock of the Icahn/Viking Investors will be determined on a net basis after giving effect to any sale or other disposition, contract or option to sell any shares of common stock, and any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock, whether such arrangement provides for settlement by delivery of securities, the payment of cash or otherwise.
ARTICLE VI
     The Corporation shall not adopt or approve any “rights plan,” “poison pill” or other similar plan, agreement or device designed to prevent or make more difficult a hostile takeover of the Corporation by increasing the cost to a potential acquirer of such a takeover either through the issuance of new rights, shares of common stock or preferred stock or any other security or device that may be issued to stockholders of the Corporation other than all stockholders of the Corporation that carry severe redemption provisions, favorable purchase provisions or otherwise. Notwithstanding the foregoing, this Article VI shall be of no further force or effect upon the Prohibition Termination Date.
ARTICLE VII
     In furtherance and not in limitation of the powers conferred by statutes, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
ARTICLE VIII

     The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Elections of members of the Board need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
ARTICLE IX
     (A) To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer of the Corporation at the request of the Corporation or any predecessor to the Corporation.
     (C) Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE X
     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X.